FOR IMMEDIATE RELEASE

OLD POINT FINANCIAL CORPORATION QUARTERLY

DIVIDEND PAYMENT ANNOUNCED

NOVEMBER 10, 2005

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend to $0.17 per share of common capital stock. The dividend will be paid on December 29, 2005, to shareholders of record as of November 30, 2005.

Old Point Financial Corporation, (Nasdaq Small Cap: "OPOF",) with $728 million in assets, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 17 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286